Exhibit 99.1

FOR IMMEDIATE RELEASE November 1, 2007 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Erica Lewis (614) 249-0184

Nationwide Financial Reports Third Quarter Results

Sales momentum continues, led by strong variable annuity and 401(k) plan sales

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported third quarter 2007 net income of $147.0 million, or $1.03 per diluted share, compared with third quarter 2006 net income of $161.9 million, or $1.08 per diluted share. The change compared to the prior year was primarily driven by realized losses on investment trading activity compared to gains in the prior year period.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Our core operating trends reflect another quarter of strong financial performance. Furthermore, our living benefit risk management strategies are proving effective and our balance sheet remains strong despite the volatility exhibited in the capital markets this quarter,” said Jerry Jurgensen, chief executive officer.

“We’re making significant progress on our efforts to develop new capabilities focused on higher growth and return markets. Over the past quarter, we launched a series of Nationwide branded target-date mutual funds and continued our transition to a sub-advised mutual fund platform. In addition, the Nationwide Bank continues to meet planned objectives,” Jurgensen continued. “As a key point of differentiation over the longer term, we’re working to find new and innovative ways to fulfill our brand promise and improve the overall customer service experience across the Nationwide enterprise.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 2

Highlights from the quarter:

Third quarter 2007 net operating earnings were $155.4 million, or $1.09 per diluted share, compared to net operating earnings of $157.1 million, or $1.05 per diluted share, for the same period a year ago. Increased asset-based fees, driven by growth in variable assets, were offset by lower interest spread income on general account assets, primarily the result of continued fixed annuity outflows, and higher general operating expenses.

	Three months ended September 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Net income	$147.0	$161.9	-9%
Net income per diluted share	$1.03	$1.08	-5%

Net operating earnings	$155.4	$157.1	-1%
Net operating earnings per diluted share	$1.09	$1.05	4%

Sales	$4,444.2	$4,109.1	8%
Net flows	119.8	(78.2)	n.m.
Total revenues	1,134.3	1,157.0	-2%
Total operating revenues	1,151.3	1,151.5	0%

Customer funds managed and administered	$165,275.2	$148,759.1	11%
Total assets	$121,460.5	$114,962.0	6%
Shareholders’ equity excluding AOCI*	$5,401.5	$5,639.1	-4%
Net operating return on average equity excluding AOCI	11.4%	11.3%	n.m.
Book value per diluted share excluding AOCI	$38.92	$37.67	3%

*	Accumulated Other Comprehensive Income (AOCI)

Total sales increased 8 percent compared to a year ago, as sales through non-affiliated and affiliated distribution channels increased by 10 percent and 5 percent, respectively. Non-affiliated sales growth was driven primarily by increased sales of variable annuities and private sector retirement plans. Growth in public sector retirement sales drove the improvement in affiliated sales.

Total net inflows, or customer deposits net of withdrawals, were $119.8 million in the third quarter of 2007 compared to net outflows of $78.2 million in the third quarter of 2006. Higher net inflows in the corporate and other segment, driven by net inflows of $579.8 million of medium-term notes (MTN) in the current quarter, were partially offset by higher withdrawals of fixed annuities and retirement plans.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 3

Total revenues declined 2 percent compared to the prior year quarter due to realized investment losses in the quarter compared to gains in the prior year. Operating revenues were flat as increased asset-based fees were offset by lower interest spread income in the general account due to fixed annuity lapses and associated outflows.

Book value per diluted share, excluding accumulated other comprehensive income (AOCI), increased 3 percent to $38.92 per diluted share as of September 30, 2007, compared to $37.67 per diluted share as of September 30, 2006.

Net operating return on average equity (as defined in Exhibit 3) was 11.4 percent for the quarter compared to 11.3 percent in the third quarter of 2006.

“We continue to see improvements in our performance based on efforts to strengthen our core businesses, build new capabilities and manage capital,” said Mark Thresher, president and chief operating officer.

“In our business segments, it’s clear that product innovations and a continued focus on key distribution partners are driving strong sales growth in our retirement plans and individual investments segments. Additionally, we’re making progress on the strategy we outlined earlier this year to improve individual life sales and the performance of the Nationwide Financial Network—our retail distribution channel. We also launched several new life products during the quarter that we believe will strengthen our competitive position.

“Our new businesses are also performing well,” Thresher continued. “Nationwide Bank is operating profitably, and integrated platforms for deposits, lending and credit card solutions are expected to be implemented in December. These platforms will provide the infrastructure needed to support planned growth initiatives. We’ve also substantially completed the transition of Nationwide Funds Group to a sub-advised platform by selling the active management business.

“So overall, we’re executing well, and achieving the objectives we outlined earlier this year. We believe this progress will provide a solid foundation for profitable and sustainable growth as we look forward to 2008, where key objectives within our operating plan will include accelerating asset and revenue growth,” added Thresher.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 4

Operating Segment Third Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended September 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,393.5	$1,192.4	17%
Individual fixed annuity sales	37.0	57.2	-35%
Income product sales	54.4	57.1	-5%
Advisory services program sales	42.6	47.7	-11%

Total sales	$1,527.5	$1,354.4	13%

Net flows	$(799.5)	$(681.8)	-17%
Operating revenues	359.0	386.9	-7%
Pre-tax operating earnings	65.0	65.0	0%

Ending account values	$54,933.6	$51,309.9	7%
Interest spread on average general account values	1.76%	2.15%
Pre-tax operating earnings to average account values	0.48%	0.51%
Return on average allocated capital	15.4%	13.9%

Third quarter individual investments segment sales improved 13 percent over the prior year quarter as variable annuity sales growth of 17 percent was partially offset by a decline in fixed annuity sales. The Company attributes the strong growth in variable annuity sales to the appeal of its annuity and living benefit product portfolio, enhanced brand and marketing support, as well as its increased focus on expanding relationships with key distribution partners supported by a consistent selling process.

Net outflows were $799.5 million in the third quarter of 2007 compared to $681.8 million in the third quarter a year ago. Improved variable annuity net flows were more than offset by higher lapsation of fixed annuities on the Company’s aging block of fixed annuity business.

Pre-tax operating earnings of $65.0 million were essentially flat with the prior year quarter as growth in variable annuity assets and associated asset-based fees were offset by a decline in interest spread income.

A decline in general account assets due to fixed annuity outflows, combined with lower spread margins, resulted in a 31 percent decrease in interest spread income. Included in the interest spread margin were 9 basis points, or $2.5 million, of income from prepayments compared to 24 basis points, or $8.2 million, during the third quarter of last year.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 5

Retirement Plans Segment

	Three months ended September 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,504.5	$1,373.4	10%
Public sector sales	1,066.1	1,023.4	4%

Total sales	$2,570.6	$2,396.8	7%

Net flows	$387.2	$658.2	-41%
Operating revenues	284.9	279.8	2%
Pre-tax operating earnings	59.6	55.4	8%

Ending account values	$81,031.3	$72,143.1	12%
Interest spread on average general account values	1.80%	1.92%
Pre-tax operating earnings to average account values	0.29%	0.31%
Return on average allocated capital	23.5%	19.4%

Third quarter 2007 retirement plans segment sales increased 7 percent over the prior year as private and public sector sales grew 10 and 4 percent, respectively. Private sector sales growth is the result of improved production through the independent broker/dealer channel led by the Company’s more competitive Innovator product launched earlier this year. Retirement plans net inflows were $387.2 million compared to $658.2 million in the same period a year ago as increased sales were more than offset by higher withdrawals in both the public and private sectors. Higher asset values driven by market performance and net inflows over the past year resulted in an increase in the size of the average withdrawal, contributing to a higher level of total withdrawals compared to the prior period.

Pre-tax operating earnings were $59.6 million compared to $55.4 million a year ago. Growth in assets and the associated asset-based fees were partially offset by higher general operating expenses from continued investments in the business and lower interest spread income.

Interest spread income decreased 4 percent compared to a year ago due to lower prepayment income. Included in the interest spread margin were 6 basis points of income from prepayments, or $1.6 million, compared to 12 basis points, or $3.4 million, in the third quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 6

Individual Protection Segment

	Three months ended September 30,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$41.1	$38.8	6%
COLI/BOLI first year sales	20.6	10.2	102%
Traditional/universal life first year sales	32.0	32.5	-2%

Total first year sales	$93.7	$81.5	15%

Net flows	$142.2	$258.1	-45%
Operating revenues	335.3	339.0	-1%
Pre-tax operating earnings	67.0	71.4	-6%
Policy reserves	$20,956.4	$18,412.4	14%

Life insurance in-force	$134,750.0	$131,460.3	3%
Pre-tax operating earnings to operating revenues	20.0%	21.1%
Return on average allocated capital	9.7%	10.5%

Total first year individual protection sales were $93.7 million for the quarter, compared to $81.5 million in the prior year. First year sales of traditional and universal life products remained flat compared to the same period a year ago, but increased 31 percent compared to the second quarter of 2007. Individual investment life first year sales increased by 6 percent compared to the prior year and 16 percent compared to the prior quarter as a result of improved production through independent broker/dealers. Corporate- and bank-owned life insurance (COLI/BOLI) first year sales increased to $20.6 million in the quarter compared to $10.2 million a year ago.

Pre-tax operating earnings were $67.0 million compared to $71.4 million a year ago. Higher policy charges, due to increased business in force, and lower general operating expenses were more than offset by higher amortization of deferred acquisition costs (DAC) and lower other income. The increased amortization was due to a favorable unlocking of DAC in the prior year quarter.

Interest spread income was flat compared to the prior year quarter as a modest decline in assets was offset by higher income from prepayments. Included in the current quarter were 9 basis points, or $1.7 million, of income from prepayments, compared to 3 basis points, or $0.6 million a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 7

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $13.6 million in the third quarter of 2007 compared to $17.3 million in the third quarter of 2006. The earnings contribution from the Nationwide Bank and Nationwide Funds Group (NFG) was offset by lower earnings from medium-term notes (MTN) and structured products and an increase in general operating expense relative to the prior year quarter which included a release of a legal reserve.

The current quarter interest spread margin for the MTN business was 93 basis points, compared to 119 basis points in the prior year. The decline was due to MTN with higher margins maturing over the past several quarters which were replaced by lower margin issuances. While the new MTN issuances have a lower margin, they still are accretive to the Company’s long-term return targets. During the current quarter, $899.8 million of MTN were issued, while MTN with an aggregate principal amount of $320.0 million matured.

Capital and Share Repurchase

During the third quarter of 2007, the Company repurchased 1,615,020 shares of its Class A common stock in the open market for a total of $85.6 million at an average price per share of $53.01. Additionally, as previously announced, during the quarter the Company executed an accelerated share repurchase (ASR) at an initial cost of $152.5 million resulting in the repurchase of 2,921,983 shares of its Class A common stock at an average price per share of $52.19. The combination of the open market repurchases and the ASR exhausted the Company’s outstanding share repurchase authorization. Management expects to request additional share repurchase authorization in the fourth quarter of 2007.

During the quarter, the Company paid a quarterly dividend of $0.26 per share. Year-to-date, the Company has returned $591.2 million to its shareholders through dividends and share repurchases.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 1 to 1.5 percent during the fourth quarter of 2007.

Individual Investments Segment
Interest-spread margin	185 - 190 bps
Pre-tax operating earnings to average account values	38 - 43 bps
Sales:
Variable annuities	15 - 20% growth
Fixed annuities	$150m

Retirement Plans Segment
Interest-spread margin	185 - 190 bps
Pre-tax operating earnings to average account values	25 - 30 bps
Sales:
Private sector	10 - 12% growth
Public sector	4 - 6% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	20 - 22%
Investment life	25 - 27%
Fixed life	14 - 16%
First-year sales:
Individual VUL	4 - 6% decline
COLI	$125m - $145m
Fixed life	flat

Corporate and Other Segment
Quarterly pre-tax operating earnings	$20m - $25m

Nationwide Financial
Operating return on average equity	11.5% - 12.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the third quarter of 2007, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Friday, November 2, 2007, to discuss third quarter 2007 results. To participate in the call, dial 1-412-858-4600 and provide your name and company name to the operator. Please dial into the call 10 to 15 minutes early to facilitate a timely connection. A simultaneous webcast of the call also will be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time November 2, 2007, through noon EST November 9, 2007, by dialing 1-412-317-0088, account number 411781. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

After the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the fourth quarter of 2007, the quiet period will be January 18, 2008 through February 7, 2008.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 66.1 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2006 Annual Report to Shareholders, 2006 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended September 30,
	2007		2006
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$155.4	$1.09	$157.1	$1.05

Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes*	(11.0)	(0.08)	3.6	0.02

Adjustment to DAC amortization related to net realized gains, net of taxes	2.6	0.02	1.2	0.01
Net income	$147.0	$1.03	$161.9	$1.08

*

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 95.1% of the combined voting power of all the outstanding common stock and 66.1% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 11

Exhibit 1 to Third Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$345.5	$327.6	$1,024.5	$986.2
Traditional life insurance and immediate annuity premiums	101.7	110.5	317.0	328.0
Net investment income	547.3	578.2	1,714.9	1,727.8
Net realized (losses) gains on investments, hedging instruments and hedged items	(20.4)	9.6	(34.4)	(7.1)
Other income	160.2	131.1	449.4	380.0
Total revenues	1,134.3	1,157.0	3,471.4	3,414.9

Benefits and Expenses:
Interest credited to policyholder account values	333.3	348.2	1,012.4	1,036.0
Life insurance and annuity benefits	161.4	163.8	501.1	476.3
Policyholder dividends on participating policies	23.1	24.6	64.4	69.3
Amortization of deferred policy acquisition costs	112.1	108.2	263.6	354.8
Amortization of value of business acquired	11.9	14.5	37.6	38.6
Interest expense on debt	29.1	25.3	81.5	76.5
Debt extinguishment costs	—	—	10.2	—
Other operating expenses	271.0	255.9	815.9	773.4
Total benefits and expenses	941.9	940.5	2,786.7	2,824.9
Income from continuing operations before federal income tax expense	192.4	216.5	684.7	590.0
Federal income tax expense	45.4	54.6	172.0	24.4
Income from continuing operations	147.0	161.9	512.7	565.6
Discontinued operations, net of taxes	—	—	45.9	—
Cumulative effect of adoption of accounting principle, net of taxes	—	—	(6.0)	—
Net income	$147.0	$161.9	$552.6	$565.6

Earnings from continuing operations per common share:
Basic	$1.04	$1.08	$3.57	$3.76
Diluted	$1.03	$1.08	$3.54	$3.75

Earnings per common share:
Basic	$1.04	$1.08	$3.85	$3.76
Diluted	$1.03	$1.08	$3.82	$3.75

Weighted average common shares outstanding:
Basic	141.8	149.5	143.6	150.3
Diluted	142.7	150.3	144.7	151.0

Cash dividends declared per common share	$0.26	$0.23	$0.78	$0.69

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 12

Exhibit 2 to Third Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$27,295.4	$28,160.0
Equity securities	69.7	67.6
Trading assets, at fair value	24.7	24.3
Mortgage loans on real estate, net	8,534.5	8,909.8
Real estate, net	46.6	76.7
Policy loans	1,007.2	966.9
Other long-term investments	1,195.7	856.0
Short-term investments, including amounts managed by a related party	1,395.2	2,215.6
Total investments	39,569.0	41,276.9

Cash	73.2	84.1
Accrued investment income	412.5	373.8
Deferred policy acquisition costs	4,054.1	3,851.0
Value of business acquired	363.9	392.7
Goodwill	350.6	359.0
Other assets	2,850.5	2,498.9
Assets held in separate accounts	73,786.7	70,694.7
Total assets	$121,460.5	$119,531.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$36,313.2	$38,097.8
Short-term debt	454.1	85.2
Long-term debt	1,515.1	1,398.5
Other liabilities	4,051.0	3,632.2
Liabilities related to separate accounts	73,786.7	70,694.7
Total liabilities	116,120.1	113,908.4

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,780.9	1,688.5
Retained earnings	4,819.0	4,618.5
Accumulated other comprehensive (loss) income	(61.1)	31.9
Treasury stock	(1,198.7)	(716.3)
Other, net	(1.4)	(1.6)
Total shareholders’ equity	5,340.4	5,622.7
Total liabilities and shareholders’ equity	$121,460.5	$119,531.1

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 13

Exhibit 3 to Third Quarter 2007 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to include only net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Operating realized gains and losses include net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized gains and losses on investments, hedging instruments and hedged items; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per common share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity and book value per common share excluding AOCI should not be viewed as substitutes for total revenues, net realized gains and losses on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per common diluted share, return on average equity and book value per common share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2007 earnings — 14

Exhibit 3 to Third Quarter 2007 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.06 per weighted average diluted share in 2006 and ranged from $0.14 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues 2

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2007	2006	2007	2006
Operating revenues	$1,151.3	$1,151.5	$3,506.1	$3,428.5
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(17.0)	5.5	(34.7)	(13.6)
Revenues	$1,134.3	$1,157.0	$3,471.4	$3,414.9

Operating net realized gains to net realized (losses) gains on investments, hedging instruments and hedged items

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2007	2006	2007	2006
Operating net realized gains	$(3.4)	$4.1	$0.3	$6.5
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(17.0)	5.5	(34.7)	(13.6)
Net realized (losses) gains on investments, hedging instruments and hedged items	$(20.4)	$9.6	$(34.4)	$(7.1)

Pre-tax operating earnings to income from continuing operations before federal income taxes [2]

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2007	2006	2007	2006
Pre-tax operating earnings	$205.2	$209.1	$710.3	$595.1
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(17.0)	5.5	(34.7)	(13.6)
Adjustment to amortization related to net realized gains and losses	4.2	1.9	9.1	8.5
Income from continuing operations before federal income taxes	$192.4	$216.5	$684.7	$590.0

Net operating earnings to net income and net operating return on average equity to return on average equity 2

	Three months ended September 30,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$155.4	11.4%	11.5%	$157.1	11.3%	11.4%
Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes [1]	(11.0)	(0.8%)	(0.8%)	3.6	0.2%	0.3%
Adjustment to amortization related to net realized gains and losses, net of taxes	2.6	0.2%	0.2%	1.2	0.1%	0.1%
Net income	$147.0	10.8%	10.9%	$161.9	11.6%	11.8%
Average equity, excluding AOCI	$5,461.9			$5,565.5
Average AOCI	(65.1)			(77.1)
Average equity	$5,396.8			$5,488.4

	Nine months ended September 30,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$529.4	12.7%	12.7%	$568.9	14.0%	14.1%
Net realized losses on investments, hedging instruments and hedged items, net of taxes [1]	(22.5)	(0.5%)	(0.5%)	(8.8)	(0.2%)	(0.2%)
Adjustment to amortization related to net realized gains and losses, net of taxes	5.8	0.1%	0.1%	5.5	0.1%	0.1%
Discontinued operations, net of taxes	45.9	1.1%	1.1%	—	—	—
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.1%)	(0.1%)	—	—	—
Net income	$552.6	13.3%	13.3%	$565.6	13.9%	14.0%
Average equity, excluding AOCI	$5,559.7			$5,417.2
Average AOCI	(3.7)			(32.9)
Average equity	$5,556.0			$5,384.3

Book value per share excluding AOCI to book value per share

	As of September 30, 2007			As of December 31, 2006
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,401.5		$38.92	$5,590.8		$38.29
AOCI	(61.1)		(0.44)	31.9		0.22
Total equity	$5,340.4		$38.48	$5,622.7		$38.51
Shares outstanding	138.8			146.0

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of The 401(k) Company are reflected as discontinued operations.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com